Exhibit (m)(v) under Form N-1A
                                              Exhibit 1 under Item 601/Reg. S-K







                                   EXHIBIT H



                                    to the



                               Distribution Plan



                      Federated Total Return Series, Inc.



                         Federated Ultrashort Bond Fund
                                Class A Shares



            This Distribution Plan is adopted by Federated Total Return Series, Inc. with respect to the Class of Shares of the portfolio of the Corporation set forth above.



            In compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of .30 of 1% of the average aggregate net assets value of the Class A Shares of Federated Ultrashort Bond Fund held during the month.



            Witness the due execution hereof this 1st day of September, 2002.







                                    Federated Total Return Series, Inc.







                                    By:  /s/ J. Christopher Donahue

                                    Name:  J. Christopher Donahue

                                    Title:  President